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                                                                   EXHIBIT 10.58



                                                                  April 24, 1998

Mr. Frank A. Baffi
ROSS Technology, Inc.
5316 Highway 290 West, Suite 500
Austin, Texas 78735

         Re:      Employment Letter Agreement

Dear Frank:

         I am please to inform you that the Human Resources Committee of the Board of Directors of the Company has approved the following amendment to your employment letter agreement with the Company dated April 12, 1997:

         1. In the event of the occurrence of a Major Event (as defined in the Company's Stock Option and Restricted Stock Purchase Plan 3.0, as amended) which results in the Company ceasing to be a public company, then you may voluntarily terminate your employment and receive the severance payments set forth in your April 12, 1997 employment letter agreement, that you would receive if you had been terminated by the Company without cause. However, unless the Company otherwise agrees in writing, to be eligible to voluntarily terminate your employment and receive severance payments and accelerated option vesting, you must wait at least thirty (30) days (but not more than ninety (90) days) after the transaction is consummated before you voluntarily terminate your employment.

         2. For clarity, your severance payments will not be subject to offset or reduction for any amounts which you earn or could have earned during the severance payment period.

         3. In the event of the occurrence of a Major Event, any of the options to purchase the Company's common stock which you have been granted under that plan prior to the date of this letter shall immediately vest and become exercisable in full.


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         I have enclosed two copies of this letter. If the foregoing amendment to your April 12, 1997 employment letter agreement is acceptable to you, please sign both copies of this letter and return one copy to me. Once you sign and return this letter, your April 12, 1997 letter agreement, as amended by this letter, will constitute the entire agreement between you and the Company concerning the terms of your employment.

                                           Very truly yours,



                                           Jack W. Simpson
                                           Chief Executive Officer and President



I agree to the amendment to my April 1, 1997 letter agreement As set forth in this letter.



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Frank A. Baffi

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Date


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